EXHIBIT 11

GENERAL HOUSEWARES CORP.
Computation of Primary Earnings Per Share
(Dollars in thousands except per share amounts)

                                        For the six months
                                        ended June 30,
                                        1995      1994

Net income                               $     339 $     201

Shares:
  Weighted average number of shares of
  common stock outstanding               3,741,220 3,296,994

  Shares assumed issued (less shares
  assumed purchased for treasury) on
  stock option agreements                   29,016    39,391

Rounding                                      (236)     (385)
                                        ---------- ----------
                                         3,770,000 3,336,000
                                        ---------- ----------
                                        ---------- ----------

Earnings per Common Share:
  Net Income                            $0.09      $0.06
                                        ---------- ----------
                                        ---------- ----------
